Zusatzvereinbarung # 2 zum

GESCHÄFTSFÜHRER DIENSTVERTRAG

vom 03. / 05.12.2007 und zur Zusatzvereinbarung # 1 zu diesem Vertrag vom 01.09.2008

zwischen

Aeterna Zentaris GmbH, vertreten durch die Gesellschafterversammlung, Weismüllerstraße 50, 60314 Frankfurt am Main

- nachstehend "**Gesellschaft**" genannt -

vertreten durch die Gesellschafterversammlung

und

Prof. Dr. Jürgen Engel,
Erlenweg 3,
63755 Alzenau

- nachstehend "**Geschäftsführer**" -

Amendment # 2 to

SERVICE CONTRACT FOR MANAGING DIRECTOR

dated December 3/5, 2007 and the amendment #1 of said contract dated September 1, 2008

between

Aeterna Zentaris GmbH, represented by its shareholders' meeting, Weismüllerstraße 50, 60314 Frankfurt am Main

- hereinafter referred to as the "**Company**"-

represented by the shareholders' meeting

and

Prof. Dr. Jürgen Engel,
Erlenweg 3,
63755 Alzenau

- hereinafter "**Managing Director**" -

1. Artikel 10 des GESCHÄFTSFÜHRER DIENSTVERTRAG – Vertragsdauer und Kündigung

wird ersetzt durch folgenden Wortlaut:

10.1. Dieser Dienstvertrag tritt am 01.01.2008 in Kraft und ist auf unbestimmte Zeit geschlossen. Er endet nicht automatisch mit der Vollendung des 65. Lebensjahres des Geschäftsführers.

Die in Sektion 5 und 6 des Employment Agreement vom 1. September 2008 zwischen der Aeterna Zentaris Inc. und dem Geschäftsführer getroffenen Vereinbarungen zu Vertragsdauer und Kündigung gelten gleichfalls für diesen Geschäftsführer Dienstvertrag, wobei klargestellt wird, dass etwaige Abfindungszahlungen seitens der Gesellschaft oder der Aeterna Zentaris Inc. nur einmal geleistet werden.

1. Artikel 10 of SERVICE CONTRACT –Term of Employment and Notice

is replaced by the following wording:

10.1 This Service Contract is entered into on January 1, 2008 on an indefinite basis. It does not automatically end with the expiry of the month in which the Managing Directors attains the age of 65.

The provisions of sections 5 and 6 of the Employment Agreement between Aeterna Zentaris Inc. and the Managing Director dated September 1, 2008 regarding Duration and Termination shall also apply to this Service Contract, whereby it is understood that respective Severance Payments due by the Company or Aeterna Zentaris Inc. will only be paid once.

2. Artikel 11.3 des GESCHÄFTSFÜHRER DIENSTVERTRAG – Weitere Bestimmungen

wird ersetzt durch folgenden Wortlaut:

11.3 Die Ruhegeldvereinbarung des Geschäftsführers mit der Asta Pharma AG vom 26. September 1990 gilt nach Maßgabe der Vereinbarung (Side Letter) zwischen dem Geschäftsführer und der Asta Medica AG vom 15. Januar / 15. Februar 2001 zwischen den Parteien dieses Dienstvertrages fort.

Die Parteien sind sich darüber einig, dass die Gesellschaft wegen der Vollendung des 65. Lebensjahres des Geschäftsführers am 31.08.2010 keine weiteren Beiträge welcher Art auch immer zur betrieblichen Altersversorgung des Geschäftsführers erbringt.

2. Artikel 11.3 of SERVICE CONTRACT –Final Provisions

is replaced by the following wording:

11.3 The pension agreement between Managing Director and ASTA Pharma AG of September 26, 1990 shall continue to apply between the parties according to the terms set forth in the agreement (side letter) between the Managing Director and ASTSA Medica AG of January 15 /February 15, 2001.

The parties hereby agree that in light of the Managing Director's attainment of the age of 65 on August 31, 2010, no further contributions whatsoever will be made by the Company with regard to the Managing Director's corporate retirement arrangements.

Datum:	Date:
30. August 2010	August 30, 2010
Geschäftsführer	Company